Exhibit 4.1
SUPPLEMENTAL INDENTURE NO. 2
SUPPLEMENTAL INDENTURE NO. 2, dated as of February 26, 2020 (this “Supplemental Indenture”) to the Indenture (as defined below), by and between Pitney Bowes Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon (as successor trustee to Citibank, N.A.), as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company has heretofore executed and delivered to the Trustee the senior debt indenture, dated as of February 14, 2005, as thereafter supplemented and amended (the “Base Indenture”), by and between the Company and Citibank, N.A., as trustee, as supplemented by the first supplemental indenture, dated as of October 23, 2007, by and among the Company, The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee, and Citibank, N.A., as resigning trustee (the “First Supplemental Indenture,” and together with the Base Indenture (as supplemented from time to time, the “Indenture”));
WHEREAS, the Company has heretofore issued its 3.375% Notes due 2021 (the “3.375% Notes”) pursuant to the Indenture, as supplemented by the Officers’ Certificate, dated as of September 22, 2016 (the “3.375% Notes Officers’ Certificate,” and together with the Indenture, the “Indenture Documents”);
WHEREAS, Section 8.02 of the Base Indenture provides, among other things, that the Company and the Trustee, subject to certain exceptions noted therein, may enter into an indenture or indentures supplemental to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture as it relates to any series of the securities issued thereunder, or of modifying in any manner the rights of the holders of the securities thereunder, with the consent of the holders of a majority in aggregate principal amount of the applicable series of securities then outstanding affected thereby;
WHEREAS, the Company has offered to purchase for cash up to $950,000,000 aggregate principal amount of the debt securities specified in the Offer to Purchase and Consent Solicitation Statement, dated as of February 10, 2020 (the “Offer to Purchase and Consent Solicitation Statement”), including the 3.375% Notes (the “Tender Offers”), upon the terms and subject to the conditions described therein;
WHEREAS, concurrently with the Tender Offers, the Company has solicited (the “Consent Solicitation”) consents (“Consents”) from each holder (individually, a “Holder” and, collectively, the “Holders”) of the 3.375% Notes, subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, to certain proposed amendments to the Indenture Documents and certain provisions governing the 3.375% Notes, as described in the Offer to Purchase and Consent Solicitation Statement and set forth in Articles 2 and 3 of this Supplemental Indenture;

WHEREAS, the Company has received, and caused to be delivered to the Trustee evidence of, the Consents from Holders of a majority of the outstanding aggregate principal amount of the outstanding 3.375% Notes (the “Requisite Consents”);
WHEREAS, the Company is undertaking to execute and deliver this Supplemental Indenture to eliminate or modify, as applicable, certain provisions and covenants in the Indenture Documents only with respect to the 3.375% Notes in connection with the Tender Offers and the Consent Solicitation;
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture Documents effectively amending the Indenture as set forth herein have been duly taken.
NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:
Article 1

DEFINITIONS
Section 1.01    Capitalized Terms. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.
ARTICLE 2
AMENDMENTS TO THE INDENTURE
Section 2.01    Amendments to the Base Indenture.
(a)     The Base Indenture shall hereby be amended by deleting the following Sections or clauses of the Base Indenture and all references and definitions related thereto in their entirety, except to the extent otherwise provided below, and these Sections and clauses shall be of no further force and effect, and shall no longer apply to the 3.375% Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:
Section 4.02(c) (“Reports by the Company,” covenant requires the transmission by the Company to holders of the 3.375% Notes of summaries of information, documents and reports required to be filed the Company pursuant to the terms of the Base Indenture).
Section 5.01(c) (“Event of Default Defined; Acceleration of Maturity; Waiver of Default,” the event of default relating to defaults in the performance of, or breach, of any covenant or warranty of the Company in the Indenture or the 3.375% Notes (other than payment defaults)).

Section 6.05 (“Notice of Defaults”).
Section 6.06 (“Reports by Trustee to Holders”).
Section 9.01 (“Company May Consolidate, Etc., Only on Certain Terms”).
(b)    Section 12.02 (“Notice of Redemption; Partial Redemptions”) is hereby deleted and replaced in its entirety by the following:
“Notice of redemption to the Holders of Securities of any Series required to be redeemed or to be redeemed as a whole or in part at the option of the Company shall be given by giving notice of such redemption as provided in Section 11.04, at least 3 Business Days prior to the date fixed for redemption to such Holders of Securities of such Series. Failure to give notice by mail, or any defect in the notice to the Holder of any Security of a Series designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Security of such Series.”
ARTICLE 3
AMENDMENTS TO THE 3.375% NOTES OFFICERS’ CERTIFICATE AND THE NOTES
Section 3.01    Amendments to the 3.375% Notes Officers’ Certificate.
The 3.375% Notes Officers’ Certificate shall hereby be amended by deleting the following Sections or clauses and all references and definitions related thereto in their entirety, except to the extent otherwise provided below, and such Sections and clauses shall be of no further force and effect, and shall no longer apply to the 3.375% Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:
Section: “Limitation on Liens” in Exhibit B thereto.
Section: “Limitations on Sale and Lease-Back Transactions” in Exhibit B thereto.
Section: “Company May Consolidate, Etc., Only on Certain Terms” in Exhibit B thereto.
ARTICLE 4

MISCELLANEOUS
Section 4.01    References. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 4.02    Ratification of Indenture.
The Indenture, as supplemented from time to time including by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. To the extent not expressly amended or modified by this Supplemental Indenture, the Indenture, as otherwise supplemented from time to time, shall remain in full force and effect.
Section 4.03    Trust Indenture Act Controls.
If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, such imposed duties under the Trust Indenture Act shall control.
Section 4.04    Effectiveness and Operation of Amendments.
This Supplemental Indenture will become effective upon execution, but the Amendments set forth in Article 2 and Article 3 for the 3.375% Notes will not become operative unless (i) the Company accepts the 3.375% Notes for purchase in the Tender Offers and the 3.375% Notes tendered at or prior to the Early Tender Time (as defined in the Offer to Purchase and Consent Solicitation Statement) are not subject to proration in the Tender Offers and (ii) the Requisite Consents for the 3.375% Notes were received. In the event that the Requisite Consents for the 3.375% Notes are received and not revoked or nullified, but 3.375% Notes tendered in the Tender Offers are subject to proration, the Amendments with respect to the 3.375% Notes will not become operative despite the Company’s acceptance of validly tendered 3.375% Notes in the Tender Offers.
Section 4.05    Conflicts with Indenture.
If any provision of this Supplemental Indenture relating to the 3.375% Notes is inconsistent with any provision of the Indenture, the provision of this Supplemental Indenture shall control.
Section 4.06    Governing Law.
THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE OR THE 3.375% NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of its obligations under the Indenture, this Supplemental Indenture or the 3.375% Notes, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but the Company shall not be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York).  The Company agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

Section 4.07    Successors.
All agreements of the Company in the Indenture, this Supplemental Indenture and the 3.375% Notes shall bind its successors. All agreements of the Trustee in the Indenture and this Supplemental Indenture shall bind its successors.
Section 4.08    Counterparts.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 4.09    Waiver of Jury Trial.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE 3.375% NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 4.10    Trustee.
The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
Section 4.11    USA PATRIOT Act.
In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law,” for example section 326 of the USA PATRIOT Act of the United States), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

Section 4.12    Force Majeure.
The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
Section 4.13    Notices.
Any notice required to be given under this Supplemental Indenture to any of the parties shall be in English in writing and shall be delivered in person, sent by pre-paid post (first class if domestic, first class airmail if international), by electronic mail or by facsimile addressed to:

The Company:	Pitney Bowes Inc. 3001 Summer Street
Stamford, CT 06926-0700
United States
Email:     Daniel.Goldstein@pb.com
Attention: Daniel Goldstein
Executive Vice President, Chief Legal Officer and Corporate Secretary
The Trustee:        The Bank of New York Mellon
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Fax: 412-236-0870
Attention: Corporate Trust Administration
[Signature pages follow]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the date first above written.
PITNEY BOWES INC.

By	/s/ Debbie D. Salce Name: Debbie D. Salce Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON,
as Trustee

By	/s/ Thomas Hacker Name: Thomas Hacker Title: Vice President